 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 27, 2009

PNG VENTURES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-29735	88-0350286
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5310 Harvest Hill Road
Suite 229
Dallas, Texas 75230
(Address of principal executive offices) (Zip Code)

214-666-6250
(Registrant's telephone number, including area code)

Copies to:
Andrew Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, NY 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

In March 2008, Applied LNG Technologies USA, L.L.C. and Arizona LNG, L.L.C. (jointly, the “Borrower”), the wholly-owned subsidiaries of PNG Ventures, Inc. (the “Company”), secured a revolving line of credit with Greenfield Commercial Credit, LLC (the “Lender”) that provided up to $2.5 million of working capital financing against certain eligible accounts receivables (the “Line of Credit”).  During the quarter ended September 30, 2008, the Line of Credit was increased to $3.0 million.

The Line of Credit is secured by a senior lien on all receivables of the Borrower, and accrued interest at an annual rate of prime plus 2%. As of December 31, 2008, the outstanding balance of the Line of Credit was $2,387,780.

On February 27, 2009, the Borrower entered into a Third Amendment to Loan and Security Agreement with the Lender (the “Amendment”) for the purpose of extending the maturity date on Line of Credit to March 1, 2010, reducing the amount of the Line of Credit to $2.5 million, and changing the interest rate to Libor plus 7%, with the Libor rate subject to a floor of 2%.  The Amendment also added a prepayment penalty in the amount of $25,000, a loan processing fee of .75% of the average loan amount outstanding, payable monthly, and a loan processing fee of $25,000 paid upon execution of the Amendment.  A copy of the Amendment is filed herewith.

The Line of Credit is guaranteed by the Company and its wholly-owned subsidiary New Earth LNG, LLC.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Third Amendment to Loan and Security Agreement entered into as of February 27, 2009, is listed in the Index to Exhibits and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 23, 2009

PNG VENTURES, INC.

/s/ Cem Hacioglu
Cem Hacioglu
President and Chief Executive Officer

Index to Exhibits

10.1 Third Amendment to Loan and Security Agreement entered into as of February 27, 2009, among Applied LNG Technologies USA, L.L.C. and Arizona LNG, L.L.C. (jointly, as borrower), and Greenfield Commercial Credit, L.L.C. as lender.
10.2 Third Amended and Restated Revolving Credit Loan Note, dated February 27, 2009, made by Applied LNG Technologies USA, L.L.C. and Arizona LNG, L.L.C. (jointly, as borrower), to the order of Greenfield Commercial Credit, L.L.C. as lender.